------
FORM 4
------
                                  STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP



 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

1.   Name and Address of Reporting Person*
     ---------------------------------------------------------------------------
     (Last)     Gendron
     ---------------------------------------------------------------------------
     (First)    Thomas
     ---------------------------------------------------------------------------
     (Middle)   A.
     ---------------------------------------------------------------------------
     (Street)   5001 N. Second Street
     ---------------------------------------------------------------------------
     (City)     Rockford
     ---------------------------------------------------------------------------
     (State)    IL
     ---------------------------------------------------------------------------
     (Zip)      61111
     ---------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ---------------------------------------------------------------------------
     (Issuer Name)              Woodward Governor Company
     ---------------------------------------------------------------------------
     (Ticker or Trading Symbol) WGOV
     ---------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------------------------------------------------------------
     (I.D. Number)
     ---------------------------------------------------------------------------

4.   Statement for Month/Day/Year
     ---------------------------------------------------------------------------
     (Month/Day)        October 07
     ---------------------------------------------------------------------------
     (Year)             2002
     ---------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     ---------------------------------------------------------------------------
     (Month/Day)
     ---------------------------------------------------------------------------
     (Year)
     ---------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     /X/
     ---------------------------------------------------------------------------
         (Director)
     ---------------------------------------------------------------------------
     /X/ (Officer, give title below)
     ---------------------------------------------------------------------------
            President and Chief Operating Officer
     ---------------------------------------------------------------------------
         (10% Owner)
     ---------------------------------------------------------------------------
         (Other, specify below)
     ---------------------------------------------------------------------------


7.   Individual or Joint/Group Filing (Check Applicable Line)
     /X/
     ---------------------------------------------------------------------------
     /X/ Form filed by One Reporting Person
     ---------------------------------------------------------------------------
         Form filed by More than One Reporting Person
     ---------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transac-  2A. Deemed   3. Transaction   4. Securities Acquired   5. Amount of    6. Owner-    7. Nature of
(Instr. 3)            tion Date    Execution    Code (Instr. 8)  (A) or Disposed of (D)   Securities      ship Form:   Indirect
                      (Month/                                    (Instr. 3, 4, and 5)     Beneficially    Direct (D)   Beneficial
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                      Date/Year)   Date, if     Code       V     Amount  (A) or  Price    Owned           or Indirect  Ownership
                                   any                                   (D)              Following       (I)          (Instr. 4)
                                   (Month/                                                Reported        (Instr. 4)
                                   Day/Year)                                              Transaction(s)
                                                                                          (Instr. 3 & 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Woodward Governor                                                                         1,600           D
Company Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Woodward Governor                                                                         1,462           I            Stock Plan
Company Common Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
             2.          3.
1. Title of  Conversion  Transaction 3A. Deemed                        5. Number of Derivative
Derivative   or Exercise Date        Execution    4. Transaction Code  Securities Acquired (A) or   6. Date Exercisable and
Security     Price of    (Month/Day/ Date, if any (Instr.8)            Disposed of (D) (Instr. 3,   Expiration Date
(Instr. 3)   Derivative  Year)       (Month/Day/                       4, and 5)                    (Month/Day/Year)
             Security                Year)        ----------------------------------------------------------------------------------
                                                  Code          V      (A)             (D)          Date Exercisable Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $16.625     01/10/1996                                                                 11/18/1996       01/17/2006
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $23.50      11/18/1996                                                                 11/18/1996       11/17/2006
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $32.25      11/17/1997                                                                 11/17/1997       11/16/2007
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $32.00      01/14/1998                                                                 01/14/1998       01/13/2008
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $22.00      11/16/1998                                                                 11/16/1998       11/15/2008
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $24.75      11/16/1999                                                                 11/15/2000       11/15/2009
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $41.813     11/21/2000                                                                 11/20/2001       11/20/2010
Stock
Option
(right to
buy)


------------------------------------------------------------------------------------------------------------------------------------
Nonqualified $49.00      10/01/2001                                                                 09/30/2002       09/30/2011
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Phantom      1-for-1     11/23/2001                                                                 (1)              (1)
Stock Units ------------------------------------------------------------------------------------------------------------------------
Nonqualifed  $47.72      10/07/2002  10/07/2002   A                    20,000                       10/06/2003       10/06/2012
Stock
Option
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY
                                      OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying Securities                                        10. Ownership
(Instr. 3 and 4)                                           9. Number of Derivative  Form of Derivative
--------------------------------------------  8. Price of  Securities Beneficially  Securities
                             Amount or        Derivative   Owned Following          Beneficially Owned  11. Nature of Indirect
                             Number of        Security     Reported Transaction(s)  at End of Month     Beneficial Ownership
Title                        Shares           (Instr. 5)   (Instr. 4)               (Instr. 4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2,880(a)                      2,880                    D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 8,000(a)                      10,880                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 7,954(a)                      18,834                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2,990(a)                      21,824                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 9,000(a)                      30,824                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 8,000(a)(b)                   38,824                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 13,000(a)(b)                  51,824                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 20,000(a)(b)                  71,824                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 454              $49.06       72,278                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 20,000                        92,278                   D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:       (a) Grant to reporting person of option to buy
shares of common stock under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan is an exempt transaction under Rule 16b-3. (b) Shares become exercisable at the rate of 25% per year beginning one year from date of grant.
(1) The phantom stock units were accrued under the Woodward Governor Company Unfunded Deferred Compensation Plan No. 2 and are to be settled in 100% cash upon separation from the Company.

        /s/ Thomas A. Gendron                        October 7, 2002
        ---------------------------------        -------------------
        **Signature of Reporting Person          Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, SEE Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.